Exhibit 3.4

FIRST AMENDMENT TO PROMISSORY NOTE

THIS FIRST AMENDMENT TO PROMISSORY NOTE (“Amendment”), dated as of the 24th day of February, 2025, by and between REFLECTIONS AT LAKESHORE, LLC, a California limited liability company, having an address of 5965 Village Way, Ste, 105-142, San Diego, CA 92130 (hereinafter, the “Maker”) for the benefit of YIELDI, LLC, a Georgia, limited liability company having an address at 1 Glenlake Pkwy, Suite 1050, Atlanta, GA 30328 (the “Lender”). Maker and Lender may hereinafter be referred to at times individually as a “Party” and collectively as the “Parties”.

WITNESSETH:

WHEREAS, Maker and Lender are parties to that certain Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing dated as of March 1, 2024 (“Original Loan Agreement”) and Maker granted a Note (the “Original Note”) to Yieldi, LLC in the original principal amount of Two Hundred Sixty-Four Thousand and 00/100 dollars ($264,000.00) (the “Original Note Amount”) (collectively, the “Loan”).

WHEREAS, this Agreement, the Original Note, the Original Loan Agreement, that certain Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing granted by Maker to the Lender on the property known as APN 374-201-001, Lakeshore Dr., Lake Elsinore, CA 92530, and any other documents evidencing, securing, or now or hereafter executed in connection with the making of the Loan may sometimes hereinafter be individually referred to as a “Loan Document” and collectively referred to as the “Loan Documents’’.

WHEREAS, Maker and Lender wish to amend the Original Note as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in the Original Note, the Patties, intending to be legally bound, agree as follows:

1.            Modification. From this date hereof, the Maturity Date shall now be March 1, 2026. This Modification shall become effective only when the Borrower remits Lender a 3% extension fee and a $750.00 legal document fee. Lender agrees to allow borrower to split the extension fee and legal fee evenly over three payments beginning on March 1, 2025 in the amount of $2,890.00, and continuing on April 1, 2025 and May 1, 2025.

2.           Integration of Amendment and Original Loan Agreement. From and after the effective date of this Amendment, the Original Note and this Amendment shall be read as one agreement. Except as set forth in this Amendment, all other terms and conditions of the Original Note are not being modified or amended and shall remain in full force and effect.

3.            Counterparts. This Amendment may be executed in any number of counterparts, and each when so executed and delivered shall be an original, but all counterparts shall together constitute one and the same instrument.

4.            Governing Law. This Amendment shall be governed by and shall be construed and interpreted in accordance with the laws of the State of Georgia.

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IN WITNESS WHEREOF, the Parties have executed this First Amendment to Promissory Note as of the day and year first above written.

BORROWER:

REFLECTIONS AT LAKESHORE, LLC,
a California limited liability company

By:	REFLECTIONS AT LAKESHORE MANAGEMENT, LLC,
a California limited liability company,
Manager

By:	/s/ Matthew Belcher
Name:	Matthew Belcher
Title:	Manager

By:	/s/ Parker Smith
Name:	Parker Smith
Title:	Manager

By:	/s/ Travis Hook
Name:	Travis Hook
Title:	Manager

By:
Name:	Darryl Self
Title:	Manager

IN WITNESS WHEREOF, the Parties have executed this First Amendment to Promissory Note as of the day and year first above written.

BORROWER:

REFLECTIONS AT LAKESHORE, LLC,
a California limited liability company

By:	REFLECTIONS AT LAKESHORE MANAGEMENT, LLC,
a California limited liability company,
Manager

By:
Name:	Matthew Belcher
Title:	Manager

By:
Name:	Parker Smith
Title:	Manager

By:
Name:	Travis Hook
Title:	Manager

By:	/s/ Darryl Self
Name:	Darryl Self
Title:	Manager